Exhibit 10.14

EXECUTION VERSION

AMENDED AND RESTATED JOINT VENTURE AGREEMENT FOR CAMT CLIMATE SOLUTIONS LTD.

BY AND AMONG

CATL US INC.,

MONTANA TECHNOLOGIES LLC

AND

CAMT CLIMATE SOLUTIONS LTD.

THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT (“Agreement”) is entered into on September 29, 2023, with an effective date as of October 27, 2021 (the “Effective Date”), BY AND AMONG:

(1)	CATL US Inc., a corporation established under the Laws of the State of Delaware, USA, whose registered office is at 1209 Orange Street, Wilmington (New Castle County), Delaware, 19801, U.S.A. (“CATL USA”), which expression shall mean and include its successors and permitted assigns;

(2)	Montana Technologies LLC, a limited liability company formed under the Laws of the State of Delaware, USA, whose principal place of business is at 34361 Innovation Drive, Ronan, Montana, 59808, U.S.A. (“MT”), which expression shall mean and include its successors and permitted assigns; and

(4)	CAMT Climate Solutions Ltd., a limited liability company formed under the Laws of Hong Kong, whose registered office is at 3/F, Workington Tower, 78 Bonham Strand, Sheung Wan, Hong Kong (the “Company”), which expression shall mean and include its successors and permitted assigns.

Each of CATL USA, MT and the Company shall individually be referred to as a “Party” and collectively as the “Parties”.

BACKGROUND:

(A)	MT and CATL entered into that certain Term Sheet for Transaction Agreements on June 4, 2021 (the “Term Sheet”), following which, the Shareholders entered into that certain Joint Venture Agreement on October 27, 2021 (the “Original Agreement”), reflecting the Shareholders’ desire to form a new Hong Kong limited liability company for the purpose of Commercializing products embodying certain SRD Technologies in Europe and Asia (the “Project”).

(B)	The commencement of the Project was delayed because of the global COVID-19 pandemic and therefore the Parties desire to replace the Original Agreement and have this Agreement supersede the Original Agreement setting forth the Shareholders’ respective rights and obligations as shareholders of the Company and the terms and conditions for the management of the Company.

(C)	In consideration of the mutual agreements, covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions.

In addition to the terms defined in the recitals above and other terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, shall have the meanings set forth below:

“Affiliate” means:

(a)	with respect to any Person other than a natural Person, any other Person, including a natural Person that is directly or indirectly, through one or more intermediate Persons, Controlling, Controlled by, or under common Control with, such Person for so long as such Control exists; and

(b)	with respect to any natural Person, any Relative of such Person, or any Person that is directly or indirectly, through one or more intermediate Persons, Controlled by such Person for so long as such Control exists.

“Anti-bribery/Anti-corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.S. Travel Act, 18 U.S.C. § 1952; (iii) the U.K. Bribery Act of 2010, when applicable; (iv) any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or (v) any other applicable Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption.

“Articles” means the Articles of Association of the Company, as amended from time to time.

“Asia” means the following countries: Afghanistan, Armenia, Azerbaijan, Bahrain, Bangladesh, Bhutan, Brunei, Cambodia, Federated States of Micronesia, Fiji, Georgia, India, Indonesia, Iraq, Japan, Kazakhstan, Kiribati, Kuwait, Kyrgyzstan, Laos, Lebanon, Malaysia, Maldives, Marshall Islands, Mongolia, Myanmar, Nauru, Nepal, Oman, Pakistan, Palau, Papua New Guinea, People’s Republic of China (including Taiwan, the Macao Special Administrative Regions, and Hong Kong), Philippines, Qatar, Republic of Korea, Russia, Saudi Arabia, Singapore, Solomon Islands, Sri Lanka, Tajikistan, Thailand, Tonga, Tuvalu, Turkmenistan, United Arab Emirates, Uzbekistan, Vietnam, Western Samoa and Yemen.

“Battelle Memorial Institute” or “Battelle” means Battelle Memorial Institute, a non-profit corporation formed under the Laws of the State of Ohio, USA.

“Board” means the board of Directors of the Company, as constituted from time to time.

“Business Day” means any day other than a Saturday, Sunday or public holiday or any days on which commercial banks in Hong Kong, New York City (United States of America) or Ningde, Fujian Province, the PRC are closed or authorized to close under applicable Law or action of any Governmental Authority.

“CATL” means Contemporary Amperex Technology Co., Ltd., a company limited by shares established under the laws of the PRC, who Controls CATL USA through intermediaries.

“CATL Background Intellectual Property” shall have the meaning set forth in Clause 8.2.

“CEO” means the chief executive officer of the Company.

“CFO” means the chief financial officer of the Company.

“Co-Developed IP” shall have the meaning set forth in Clause 8.2(a).

“Code” shall have the meaning set forth in Clause 10.2(d).

“Commercialization” means any and all activities undertaken at any time to bring the SRD Technologies to market, including developing, assembling, manufacturing, producing, marketing, promoting, distributing, offering for sale, and selling SRD Product, and interacting with authorities regarding the foregoing (the expressions “Commercialize” and “Commercializing” shall have the corresponding meanings).

“Companies Ordinance” means the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) as amended from time to time.

“Companies Registry” means the Hong Kong Companies Registry.

“Contract” means any contract, arrangement, deed, license, covenant not to sue, written engagement, or any other similarly binding arrangement.

“Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting share capital, by Contract or otherwise; provided that, in any event: (a) the ownership of fifty percent (50%) or more of the voting share capital of a Person; or (b) the right to appoint and/or remove all or the majority of the members of the board of directors or other governing body of a Person, shall be deemed to constitute Control of such Person (the expressions “Controlling” and “Controlled” shall have the corresponding meanings).

“CSO” means the chief security officer of the Company.

“CTO” means the chief technical officer of the Company.

“Directors” mean the members of the Board.

“Effective Date” shall have the meaning set forth in the recitals hereto.

“Encumbrance” means (i) any mortgage, charge, whether fixed or floating, pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any shareholders’ agreement, voting trust agreement, interest, option, right of first offer, refusal or any other transfer restriction in favour of any Person, (iii) any adverse claim as to title, possession or use, in each case regardless of whether known or unknown, matured, contingent or accrued and (iv) any agreement, arrangement or obligation to create any of the foregoing.

“Europe” means the European Union, the European Economic Area, their respective member states, Albania, Bailiwick of Jersey, Bailiwick of Guernsey, Belarus, Bosnia and Herzegovina, British Overseas Territory on the Isle of Cyprus, Faroe Islands, Gibraltar, Greenland, Kosovo, Principality of Andorra, Montenegro, Moldova, Principality of Monaco, Republic of North Macedonia, San Marino, Serbia, the Sovereign Base Areas of Akrotiri and Dhekelia, Vatican City State, Ukraine inclusive of Crimea, Switzerland, Turkey and the United Kingdom.

“Equity Financing” means an equity financing obtained by MT, the proceeds of which will in part be used to make MT’s Initial Capital Contribution.

“Fiscal Year” means, in relation the Company or any of its Subsidiaries, the accounting year of the Company or such Subsidiary, commencing each year on January 1 and ending on December 31 of the same year.

“Foreign Public Official” means (i) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any foreign government, military or international organization, including any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

“General Meeting” means either an annual general meeting or an extraordinary general meeting of the Shareholders or any Shareholders’ meeting requisitioned by any Shareholder of the Company in accordance with applicable Law, as the case may be.

“Governmental Authority” means any: (a) nation, region, state, county, city, town, village, district or other jurisdiction; (b) national, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature, including any governmental agency, branch, department or other entity and any court or other tribunal; and/or (d) body exercising or entitled to exercise, any administrative, executive, judicial, quasi-judicial, legislative, police, administrative, regulatory or taxing authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HK GAAP” means generally accepted accounting principles and other relevant accounting regulations applicable to the Company issued by the Hong Kong Institute of Certified Public Accountants.

“Initial Shares” means the 4,000,000 Shares issued by the Company immediately following its incorporation.

“Intellectual Property Rights” means (i) patents, (ii) inventions and all rights therein,(iii) copyright and related rights, (iv) trademarks and other source identifiers, including internet domain names and social media, (collectively, “Trademarks”) together with the goodwill associated with the foregoing, (v) databases, computer software, including all source code and object code, (vi) trade secrets, know-how, processes and related confidential or proprietary rights and (vii) all documentation related to any of the foregoing, in each of the foregoing cases (i) to (vii) whether registered or unregistered, including all applications (or rights to apply) for any of the foregoing, all renewals or extensions of and all rights to claim priority in connection with any of the foregoing.

“Law” means any central, state, local, municipal, foreign, international, constitution, law, statute, treaty, rule, regulation, ordinance, code, case law or principle of common law and includes any delegated legislation or a directive of a Governmental Authority.

“License Agreement” means the Amended and Restated License Agreement Number 530271 by and between Battelle and MT, dated as of October 14, 2021.

“MOF Trade Secrets” means each of (i) the proprietary formula for a metal organic framework, currently known as MTMOF1, owned by MT as of the execution date of this Agreement, (ii) the proprietary formula for any metal organic framework conceived, created or developed by MT, solely or jointly with any third party (other than CATL or the Company), or otherwise owned and/or licensed by MT, after the execution date of this Agreement, (iii) any proprietary method of manufacture or application of metal organic frameworks conceived, created or developed by MT, solely or jointly with any third party (other than CATL or the Company), or otherwise owned and/or licensed by MT, after the execution date of this Agreement and (iv) any improvement to each of the foregoing.

“MT’s Background Intellectual Property” means, with respect to MT, the Intellectual Property Rights set forth on Schedule 1.

“MT Developed IP” means any Intellectual Property Right that is (i) conceived, created or developed after the execution date of this Agreement solely by MT (including its employees and contractors) and (ii) owned solely and exclusively by MT and free of any reserved or other rights of any kind of any other Person. For the avoidance of doubt, any Intellectual Property Right that MT creates or develops after the execution date of this Agreement pursuant to a Contract with another Person, in collaboration with another Person or using funding provided by another Person does not constitute MT Developed IP.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“PRC” means the People’s Republic of China and, for purposes of this Agreement, excludes Hong Kong, Macao Special Administrative Regions and Taiwan.

“PRC Approvals” means the filings and registration for outbound direct investment with relevant PRC governmental entities with respect to the transactions contemplated hereby, including (i) the filing with the National Development and Reform Commission and the Ministry of Commerce (including their respective local offices) in respect of the investment conducted by CATL, through various intermediaries including CATL USA, in the Company, and (ii) the foreign exchange registration conducted by banks authorized by the State Administration of Foreign Exchange in respect of the transfer of CATL capital from CATL, through various intermediaries including CATL USA, to the Company, which for the purpose of this Agreement, does not include the filing and registrations with competent PRC authorities for the financing of MT from CATL, and was launched by CATL as of the effectiveness of the Original Agreement.

“Relative” means, in respect of a Person, such Person’s spouse, parents, children, siblings, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, grandparent, grandchild, uncle, aunt, cousin, nephew or niece.

“Relevant Person” means any of the Company’s Subsidiaries, directors, officer, agent, employee, affiliate or any other person acting for or on behalf of the foregoing.

“Reserved Matters” shall have the meaning set forth in Clause 7.2(h).

“Securities” means the Shares, debentures, bonds, loans, warrants, options or other similar securities issued by the Company which are convertible into or exercisable or exchangeable for or which carry a right to subscribe to or purchase, Shares or any instrument or certificate representing a legal or beneficial ownership interest in Shares.

“Share Capital” means the issued share capital of the Company.

“Shareholder” means each of CATL USA and MT.

“Shares” means any shares issued by the Company.

“SRD Product” means any product of the Commercialization of the SRD Technologies.

“SRD Technologies” means a gaseous stream conditioning system comprising:

(a)	adsorbent coated heat exchangers (“ACHE(s)”), which ACHEs are thermally coupled by a flow of a heat transfer fluid that flows to or from an ACHE that is adsorbing an adsorbate or adsorbates from a gaseous stream, from or to an ACHE that is alternately desorbing an adsorbate or adsorbates from an adsorbent or adsorbents;

(b)	said heat transfer fluid transferring the heat of adsorption derived by the adsorbing ACHE to the desorbing ACHE; and

(c)	chambers that contain the ACHEs, which chambers are alternatively capable of: (1) being sealed so as to have a partial vacuum derived onto a desorbing ACHE(s) to aid in causing the desorption of an adsorbate or adsorbates from the adsorbent(s) of the ACHE(s), and (2) alternately opened to provide contact flow of a gaseous stream with adsorbing ACHE(s), which gaseous stream is to be conditioned by adsorption of an adsorbate(s) from the gaseous stream into and onto the adsorbent(s) of the adsorbing ACHE(s).

“Subsidiaries” means the WFOE and any other subsidiary of the Company whose incorporation or acquisition is approved by the Board and has the meaning ascribed to it in section 15 of the Companies Ordinance (Cap. 622).

“Tax” or “Taxes” means any direct or indirect taxes, duties excise, charges, fees, levies or other similar assessments by or payable to a Governmental Authority, including in relation to income, services, gross receipts, immovable property, movable property, assets, profession, capital gains, municipal, interest, expenditure, imports, ownership, possession, wealth, gift, sales, use, transfer, licensing, withholding, registration, employment and includes any interest, fines, penalties, assessments, or additions to Tax resulting from, attributable to or incurred in connection with any proceedings in respect thereof or otherwise by virtue of applicable Law.

“Territories” means Asia and Europe.

“Transaction Documents” means, collectively, this Agreement, the License Agreement and all other deeds and documents mutually agreed among the Parties as being a Transaction Document in connection with the Commercialization of SRD Products in the Territories.

“Transfer” means to sell, transfer, gift, assign, transfer any interest in trust, mortgage, alienate, hypothecate, pledge, grant of an exclusive license, grant a security interest in or suffer to exist, whether by operation of law or otherwise, any Encumbrance on, any Securities or any right, title or interest therein or otherwise dispose of in any manner.

“Use” means to make, have made, use, sell, offer to sell, distribute, market, export and import products and services.

“WFOE” means the first limited liability company to be incorporated by the Company as a wholly foreign-owned enterprise in the PRC.

1.2	Interpretation.

(a)	References to any Law shall include any statutes and rules or regulations made or guidelines issued thereunder, as amended, modified, restated or supplemented from time to time;

(b)	Unless the context otherwise requires or is stated, words in the singular include the plural and vice versa and words importing any gender include all genders;

(c)	References to this Agreement shall include the recitals, clauses, articles, sections, exhibits, sub-sections, annexures and schedules hereto and a reference to the recitals, clause, exhibit, annexure or a schedule is a reference to the recitals, clauses, exhibits, annexures or schedules of this Agreement;

(d)	The terms “herein”, “hereof”, “hereto” and “hereunder” and other terms of similar import shall refer to this Agreement as a whole and not merely to the specific provision where such terms may appear; the terms “including” and “include” shall be construed without limitation and the “ejusdem generis” rule shall be disregarded;

(e)	The words “directly or indirectly” mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements and “direct or indirect” shall have the correlative meanings and in relation to any restrictions on transfers means any action or transaction whereby the control over any holding vehicle, whether in the nature of a company, trust, partnership or otherwise, is transferred to any other person;

(f)	Reference to an “amendment” includes a supplement, modification, novation, replacement or re-enactment made in accordance with this Agreement and “amended” is to be construed accordingly;

(g)	References to the knowledge of any Person shall be deemed to include the knowledge such Person would have if such Person had made reasonable enquiry; and

(h)	References to a meeting of shareholders or directors shall also include any such meeting by video or audio conference or the undertaking of a decision by circulation or post.

2.	ESTABLISHMENT OF JOINT VENTURE COMPANY; PURPOSE; SCOPE OF BUSINESS.

2.1	Establishment of the Joint Venture Company.

(a)	In accordance with the Companies Ordinance, and subject to the terms and conditions of this Agreement, the Shareholders incorporated the Company on 19 August 2022. The Company shall be governed in accordance with this Agreement, the Articles and the Companies Ordinance.

(b)	The Company shall adopt compliance policies that are appropriate for its business and the locations in which it and its Subsidiaries operate. At a minimum, such policies shall address compliance with all applicable (i) Anti-bribery/Anti-corruption Laws, (ii) trade control Laws (including export controls and economic sanctions) and (iii) foreign investment Laws.

2.2	Name and Address of the Company.

(a)	The name of the Company is “CAMT Climate Solutions Ltd.” in English and “时代蒙科气候解决方案有限公司” in Chinese.

(b)	The registered address of the Company is 3/F, Workington Tower, 78 Bonham Strand, Sheung Wan, Hong Kong.

2.3	Company Limited by Shares.

(a)	The Company is a company limited by shares. Each Shareholder shall be liable to the Company to the extent of its respective subscribed consideration to the Company’s share capital that is required to be made pursuant to this Agreement, and no Shareholder shall have any liability to the Company or to any third party jointly or severally in excess of such amount (save as otherwise required under applicable Law). In accordance with applicable Law, and subject to Clause 9.2, the Shareholders shall share the profits and bear risks and losses of the Company in proportion to their capital contributions to the Company.

(b)	The Shareholders agree that they each shall waive any claim that each may have in respect of indirect damages (including damages for loss of profits or benefits) against the other and each of them agrees not to assert any claim against the other in respect of such indirect damages arising out of any breach of this Agreement.

(c)	The Shareholders intend that the Company shall be treated as a corporation for U.S. Tax purposes; provided that no Shareholder will incur any tax liabilities of the Company in any nature whatsoever for such treatment. The Company shall not make an election to be treated otherwise without Board approval.

2.4	Purpose of the Company.

The purpose of the Company (and its Subsidiaries) is to implement strategies in connection with the maintenance, Commercialization, localization, production, sale and after-sales service of SRD Technologies in the Territories.

2.5	Scope of Business.

The scope of business of the Company is the maintenance and Commercialization of SRD Technologies and other related technologies, technology management or utilization of the foregoing technologies (including but not limited to collecting royalties, subject to applicable U.S. Department of Energy requirements).

3.	CAPITAL CONTRIBUTIONS; SHAREHOLDING.

3.1	Subscription of Share Capital.

The Shareholders shall subscribe for the Share Capital in the Company in an aggregate amount of USD 12,000,000, of which USD 6,000,000 is subscribed by CATL USA, and USD 6,000,000 is subscribed by MT.

3.2	Contribution of Capital.

The Shareholders have agreed to make contribution to the Company in respect of the Share Capital in the following installments:

(a)	Initial Capital Contributions.

USD 4,000,000 of Share Capital will be contributed to the Company in accordance with the following terms and conditions (each, the Shareholders’ “Initial Capital Contribution”):

(i)	MT will contribute USD 2,000,000 to the Company no later than the earliest of (A) the date that is five Business Days after the first date on which MT shall have received net proceeds from the Equity Financing following the execution date of this Agreement and (B) December 31, 2023; and

(ii)	CATL USA will contribute USD 2,000,000 to the Company no later than the earliest of (A) the date that is five Business Days after the first date on which MT shall have received net proceeds from the Equity Financing following the execution date of this Agreement and (B) December 31, 2023;

in the case of each of clauses (i) and (ii), so long as the Board has prepared, or caused to be prepared, the business plan and annual operating budgets in accordance with Section 5.2.

(b)	Additional Capital Contributions.

With respect to the remaining USD 8,000,000 of Share Capital in the Company, the Parties shall make capital contributions in accordance with the business plan and annual operating budgets described in Section 5.2; provided that each Shareholder shall contribute equivalent amounts for each installment in exchange for the issuance of the same number of Shares to maintain a 50:50 shareholding structure. The CEO shall be responsible for notifying the Shareholders of the timing of capital contributions and the number of Shares that each Shareholder will subscribe for, in each case in accordance with the business plan and annual operating budgets described in Section 5.2.

3.3	Further Contributions and Funding.

(a)	New financing (whether by equity, debt or otherwise) of the Company, whether provided by the Shareholders or any third party, shall be subject to the Shareholders’ prior mutual agreement.

(b)	After all the USD 12,000,000 of Share Capital has been fully contributed by the Shareholders, if the Company has additional needs of capital expenditures, operating costs or additional capital or funding, subject to the mutual agreement provided in Clause 3.3(a), the Shareholders shall subscribe to the new Shares and make capital contributions to satisfy such needs; provided that if both Shareholders have agreed to such subscription, it will be made on a pro rata basis to maintain a 50:50 shareholding structure; provided further that, if a Shareholder proposes not to participate in the foregoing subscription to the full extent of its pro rata portion, then its percentage of net profits will be adjusted linearly as contemplated in Clause 9.2(c).

3.4	Issuance of Shares and Shareholding Structure.

(a)	The Company has issued fifty percent (50%) of the Initial Shares to each of CATL USA and MT respectively immediately after the incorporation of the Company pursuant to Clause 2.1.

(b)	As of the execution date of this Agreement, the shareholding structure of the Company is as follows:

Shareholder	Participation in the Share Capital	Number of Shares
CATL USA	50%	2,000,000 Shares
MT	50%	2,000,000 Shares
TOTAL	100%	4,000,000 Shares

3.5	Use of Proceeds.

The Company will use the proceeds of the Shareholders’ capital contributions to (a) pay ongoing auxiliary legal, consulting, excise, and associated costs for the Company and (b) pay costs and expenses in connection with the purpose of the Company identified in Clause 2.4 and the scope of business of the Company identified in Clause 2.5.

The Parties have agreed that USD 1,000,000 of the aggregate Initial Capital Contributions shall be allocated to the Company and the remaining USD 3,000,000 of the aggregate Initial Capital Contributions shall be allocated to the WFOE.

3.6	Shares Subject to this Agreement.

All Securities issued by the Company and held by the Shareholders at any time, as well as all shares of any type or class that are attributed to, subscribed or acquired on any account by the Shareholders during the term of this Agreement, either by means of the purchase, allotment, subscription, division of shares, distribution of warrants, distribution of dividends with payment in shares, capitalization of profits or other reserves, conversion or exchange of securities into shares, or resulting from mergers, consolidations or spin-offs or any other corporate reorganization transactions, or by any other methods shall be automatically subject to this Agreement.

3.7	No Contribution by Shareholders.

Shares issued to a Shareholder will be issued as unpaid up shares or partly paid up shares (as the case may be dependent on the amount of capital contributed) prior to the full contribution of the capital in accordance with Clause 3.2 by such Shareholder, upon which such unpaid up Shares will then be credited as fully paid up and non-assessable. Any unpaid up Shares are subject to call up by the Board.

4.	RESPONSIBILITIES OF EACH SHAREHOLDER TO THE COMPANY.

4.1	Responsibilities and rights of CATL USA.

(a)	CATL USA is responsible for management and operation of the Company, subject to the Board’s oversight and governance.

(b)	After the WFOE is established, CATL USA is responsible for providing, through its Affiliates, the following to support the operation of the WFOE:

(i)	solicitation of the relevant resources in connection with industrial manufacturing or manufacturing and production support for the Company and/or the WFOE, such as recommending high-quality suppliers, and assisting negotiation thereof;

(ii)	necessary supply chain support;

(iii)	administrative services for the WFOE, to the extent necessary;

(iv)	assisting the WFOE in handling matters related to its operations, including submitting and obtaining applications for approvals, permits, certifications and licenses required by government authorities for its operations, safety and health requirements, import and export, and environmental protection;

(v)	assisting the WFOE in applying for preferential tax, tariff, foreign exchange or other preferential treatment that the WFOE can or may enjoy under the relevant Laws and regulations;

(vi)	assisting the WFOE in purchasing or leasing land, building, machinery, equipment, supplies, raw materials, or other goods and services not required to be imported;

(vii)	assisting the WFOE in complying with relevant Laws and regulations applicable to any aspect of the WFOE’s business or operations;

(viii)	assisting the WFOE in its government relations matters, including government relations with the government, agencies, and other entities of the PRC; and

(ix)	using commercially reasonable efforts in respect of the Commercialization of the SRD Technologies and the products thereof in the Territories. However, any transactions in countries or regions and/or any deals with companies subject to sanctions from the U.S. Government shall obtain MT’s prior consent.

(c)	CATL USA acknowledges and agrees that (i) the License Agreement expressly provides that non-compliance by the Company, WFOE and other Subsidiaries with the terms and conditions of the License Agreement shall be deemed to be a breach of the License Agreement by MT, (ii) MT shall have the right, in its sole discretion, to enforce any and all rights and to pursue any remedies that it may have under the License Agreement, or otherwise at law or in equity, and that MT shall not be in breach of this Agreement or have any liability hereunder as a result of its performance of any obligation, or exercise of any right or remedy, under the License Agreement, including any right or remedy that constitutes a termination of any or all Intellectual Property Rights licensed to the Company (and, in turn, to the WFOE or any Subsidiary) from Battelle under the License Agreement, provided, however, that, in respect of such rights or remedies relating to the license granted to the Company, the WFOE and any other Subsidiaries under the License Agreement in the Territories, the Company shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of any claim thereof, and MT shall cooperate with CATL USA, and (iii) MT shall have the right, in its sole discretion, to enforce any rights or pursue any remedies that it may have hereunder, or otherwise at law or in equity, with respect to its Intellectual Property Rights and that MT shall not be in breach of this Agreement or have any liability hereunder as a result of its enforcement of any right or pursuit of any remedy in respect thereof. Notwithstanding the scope of the license rights granted under the License Agreement, unless otherwise provided in this Agreement or agreed in writing by MT, CATL USA agrees to cause the Company, the WFOE and all applicable Subsidiaries and sublicensees to exercise the rights under the License Agreement solely in connection with the maintenance, Commercialization, localization, research, production, sale, and after-sales service of SRD Technologies in the Territories. CATL USA agrees to cause the Company, the WFOE and all applicable Subsidiaries and sublicensees to strictly comply with the terms and conditions of the License Agreement, as if a party thereto and upon any breach of the License Agreement by the Company, the WFOE or any applicable Subsidiary or sublicensee, to cause such entity to cure such breach within the applicable period set forth in the License Agreement. CATL USA agrees to cause the Company, the WFOE and all applicable Subsidiaries or sublicensees to promptly pay the royalties due and owing to MT in respect of the license in connection with the license of SRD Technologies in the Territories in accordance with Clause 4.3 of this Agreement. All taxes in connection with such royalty and similar payments to MT shall be solely borne by MT.

(d)	If the Company reasonably determines that the licenses granted to it, the WFOE and other Subsidiaries in respect of the SRD Technologies under the License Agreement are not necessary to their operations, upon the request in writing from the Company and the prior written consent of MT and CATL USA, MT shall terminate the portion of the License Agreement in connection with such licenses in accordance with the terms and conditions thereunder, in which case the Company, the WFOE and other Subsidiaries shall no longer be obligated to pay any royalties or make similar payments to MT in respect of the License Agreement.

(e)	CATL USA shall have the right, in its sole discretion, to enforce any rights or pursue any remedies that it may have hereunder, or otherwise at law or in equity, with respect to its Intellectual Property Rights, and CATL USA shall not be in breach of this Agreement or have any liability hereunder as a result of its enforcement of any right or pursuit of any remedy in respect thereof.

(f)	CATL USA shall, and shall cause the Company, the WFOE and all applicable Subsidiaries and sublicensees, and its and their employees, contractors and agents, to maintain and protect all Intellectual Property Rights licensed to the Company, the WFOE and any applicable Subsidiaries and sublicensees, including holding in strict confidence all confidential information in the possession or control of the Company, the WFOE and any applicable Subsidiaries and sublicensees.

(g)	CATL USA shall cause the Company to comply, and the Company shall comply, with all U.S. Laws applicable to the Company’s operations, the License Agreement and the SRD Technologies.

4.2	Responsibilities of MT.

(a)	MT is responsible for providing and hereby grants to the Company, its Subsidiaries, including WFOE, for so long as CATL USA holds any Share in the Company, an exclusive, royalty-free, fully paid-up, irrevocable (subject to the termination rights set forth in Clause 19) license to Use MT’s Background Intellectual Property to Commercialize SRD Technology solely in the Territories (the “MT License”).

(i)	The MT License is sublicensable solely to Persons engaged by the Company or its Subsidiaries for such Person to provide services on behalf of and for the benefit of the Company or its Subsidiaries, including suppliers, manufacturers and distributors.

(ii)	MT is solely responsible for the maintenance, prosecution and enforcement of MT’s Background Intellectual Property, subject to the reimbursements by the Company as set forth in Clause 4.3(d).

(b)	Subject to Clause 4.2(c), for so long as CATL USA holds any Share in the Company, MT is responsible for providing services, and will grant an exclusive, royalty-free, fully paid-up, irrevocable (subject to the termination rights set forth in Clause 19) license to Use Intellectual Property Rights owned by and/or licensed to MT, to the Company and its Subsidiaries, in each case necessary for the Commercialization of SRD Technologies and the products of the Company and the WFOE (after it is established) solely in the Territories, including the following licenses and/or services in each case subject to Clause 4.2(c):

(i)	at no charge to the Company and its Subsidiaries, an exclusive, royalty-free, fully paid-up, irrevocable (subject to the termination rights set forth in Clause 19) license to existing or future developed Intellectual Property Rights owned by and/or licensed to MT covering SRD Technologies;

(ii)	reasonable consultation services at no charge to the Company and its Subsidiaries to enable practice by the Company and its Subsidiaries of the SRD Technologies; and

(iii)	other support as reasonably required by the Company and its Subsidiaries for the Commercialization of the SRD Technologies in the Territories.

(c)	Notwithstanding anything to the contrary in this Agreement, MT shall not be obligated to provide to the Company and its Subsidiaries any Intellectual Property Rights or services to the extent the provision of such Intellectual Property Rights or services would: (i) conflict with, or result in any violation of, breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any person in accordance with, (A) any applicable Law or (B) any Contract to which MT or any of its Affiliates is a party; or (ii) enable the Company or its Subsidiaries to access or obtain any MOF Trade Secret (collectively, “Excluded Rights and Services”).

(d)	Beginning on the execution date of this Agreement, MT shall not, and shall cause its Controlled Affiliates not to, become party to any Contract that would result in MT not being obligated to provide to the Company and is Subsidiaries any MT Developed IP pursuant to Clause 4.2(c)(i)(B).

4.3	Responsibilities of the Company.

(a)	The Company will reimburse MT the following amounts payable by MT under the License Agreement within ninety (90) days of MT providing the Company with proof of payment to Battelle: (i) fifty percent (50%) of the Annual Maintenance Fees (as defined in the License Agreement); and (ii) the royalty accruing on any Net Sales (as defined under the License Agreement) made by the Company and its Subsidiaries in the Territories.

(b)	The Company shall reimburse MT within ninety (90) days of MT providing the Company with proof of payment to Battelle all costs incurred in maintaining the Intellectual Property Rights licensed from Battelle under the License Agreement to the extent that such payment is necessary and related to the license in the Territories.

(c)	Royalties to be paid by the Company under the License Agreement shall include a gross-up to account for Hong Kong withholding taxes and be remitted to MT in its capacity as a conduit for the ultimate payment thereof.

(d)	The Company will reimburse MT within ninety (90) days of MT providing the Company with proof of payment fifty percent (50%) of the amounts payable by MT for the maintenance, prosecution and enforcement of MT’s Background Intellectual Property in the Territories.

5.	MILESTONES.

5.1	Milestones. The Company will use its commercially reasonable efforts, at its own expense, to Commercialize the SRD Product in the Territories for the Net Sales (as defined in the License Agreement), to achieve the diligence requirements set forth in the License Agreement and to generate Net Sales in excess of the Annual Maintenance Fee (as defined in the License Agreement). MT agrees and acknowledges that nothing in this Clause 5.1 shall constitute or imply any guarantee, warranty, undertaking or other contractual commitment to deliver any status, result or resolution to achieve a particular outcome or resolution, for any of the foregoing matters.

5.2	Business Plan and Budget. In furtherance of Clause 5.1, no later than December 31, 2023, the Board will prepare, or cause to be prepared, (a) a business plan for the Company for the period from January 1, 2024 to December 31, 2026 and (b) an annual operating budget for the Company for each of Fiscal Year 2024, 2025 and 2026, in each case which shall be adopted by the unanimous vote of both CATL USA and MT or all Directors. The Shareholders have a mutual understanding of the Launch Plan set forth on Schedule 3.

6.	SUBSIDIARIES.

6.1	Establishment of Subsidiaries.

(a)	The Company may establish one or more Subsidiaries in the Territories. The Company shall cause any such Subsidiary (i) to be managed in accordance with this Agreement and respecting the resolutions of the Shareholders and of the Board and (ii) to comply with all U.S. Laws applicable to such Subsidiaries and their operations, the License Agreement and the SRD Technologies. Any Shareholder shall have the right to require the Company to engage an audit company to perform an audit of the year-end financial results of any Subsidiary at the cost of such Shareholder, and to perform a specific audit on any Subsidiary to the extent that such right of audit is stipulated under the applicable Laws.

(b)	If the Company establishes any Subsidiary or joint venture to receive the license from Battelle Memorial Institute and/or any license from MT in connection with the SRD Technologies, such establishment will be made in compliance with the requirements of Battelle Memorial Institute on the shareholder structure of such subsidiary or joint venture.

(c)	CATL USA agrees not to, and will cause its Affiliates not to, establish any joint venture with the Company.

6.2	Scope of Business of Subsidiaries.

The scope of business of the WFOE and other Subsidiaries of the Company (if any) shall be the same as the Company as set forth in Clause 2.5.

6.3	Management of Subsidiaries.

(a)	The number and candidates of director(s) and senior management of the WFOE and other Subsidiaries of the Company shall be determined or nominated by the CEO of the Company, and reviewed and advised by the Board. The CEO of the Company shall give due consideration to concerns of the Board related to the appointment of management or directors of the WFOE or other Subsidiaries (for the avoidance of doubt, no Board resolution of the Company on such matter is required).

(b)	The WFOE and other Subsidiaries of the Company shall also have a “Supervisor” with the rights and authorities as provided below, which official shall be exclusively nominated by MT. The Supervisor shall have the following rights and authorities: (i) inspect the company finances; (ii) supervise performance of duties by directors and senior management personnel and propose to remove a director or senior management personnel who violates Laws, administrative regulations or articles of association of the WFOE or the shareholder’s decision; (iii) require a director or senior management personnel who acts against interests of the WFOE to make correction; (iv) propose to convene ad hoc a shareholder’s meeting, and convene and chair a shareholder’s meeting when the board of directors fails to convene and chair a shareholder’s meeting lawfully; (v) make proposals at shareholder’s meetings; (vi) lawfully file a lawsuit against a director or senior management personnel; and (vii) other duties and powers stipulated in articles of association of the WFOE or the Subsidiary. The Supervisor of the WFOE and other Subsidiaries of the Company nominated by MT shall be appointed accordingly.

(c)	Notwithstanding anything contained in Clause 6.3(a), if Battelle Memorial Institute requires in writing that half of the board of the WFOE shall comprise of directors nominated by MT to maintain the validity of the license of SRD Technologies granted to the WFOE under the License Agreement (including any amendment thereof), the Shareholders acknowledge and agree that the composition of the WFOE board and its voting scheme will be arranged solely to the extent necessary to satisfy the requirements of Battelle Memorial Institute, in which case the operation and management of the WFOE will still be directed and controlled by the CEO of the Company to the extent permitted under applicable Law.

(d)	The CEO of the Company shall exercise the shareholder rights in the WFOE on behalf of the Company, subject to the Company Law of the People’s Republic of China, the articles of association of the WFOE, and other Laws and regulations governing management and operation of the WFOE. Shareholder decisions of the WFOE will only become effective upon execution by the CEO of the Company. This arrangement under this paragraph (d) shall be set forth in the articles of association of the WFOE, which shall be submitted to the competent registration authority of the People’s Republic of China.

6.4	Financing of Subsidiaries.

(a)	Within the first ten (10) Business Days of each calendar quarter, the WFOE will prepare and provide to the Company a forecast of capital requirements for such quarter, which will be made available by the Company to the Shareholders.

(b)	If the Company does not provide sufficient capital to the WFOE for its operation, CATL USA and MT may, upon mutual agreement, choose to provide equity or debt financing on a pro rata basis in proportion to its shareholding in the Company to the WFOE to satisfy its funding needs at market terms, provided that licenses in respect of the SRD Technologies granted to the Company, the WFOE and other Subsidiaries pursuant to the License Agreement (if such licenses are still in effect at such time) and the operation of the WFOE will not be adversely affected.

(c)	Should CATL USA and MT choose not to provide equity or debt financing within ten (10) business day after the notification provided by WFOE of the need for such financing, or should they fail to respond to the WFOE within said period, the management of the WFOE shall be entitled to seek third-party financing (whether by equity or debt) and to execute such financing; provided that the operation of the Company and Subsidiaries will not be adversely affected.

(d)	This Clause 6.4 will apply to each of the other Subsidiaries of the Company, mutatis mutandis, to the extent applicable and permissible under Laws of the jurisdiction where such Subsidiary is incorporated.

6.5	Relationship between the Company and the WFOE.

The WFOE as a wholly owned subsidiary of the Company will be the entity to Commercialize the SRD Products in the Territories, whose scope of business is further set out in Clause 6.2 above. The Company shall be responsible for duties including public relations including investment relationship. The business and operations of the WFOE shall be consistent in all respects with the instructions of the Company (as decided by the CEO of the Company from time to time, subject to the Board’s oversight and governance as set forth herein) and the Company’s business plan.

7.	GOVERNANCE.

7.1	General.

Subject to the provisions of this Agreement, the Articles and the Companies Ordinance, the management of the business of the Company shall be vested in the Board, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do. The Directors may exercise all such powers of the Company and do all such acts and things as are permitted under applicable Law and the Articles, subject to this Agreement. In this capacity, the Board shall cause the Company to attempt to minimize Taxes, additions to Tax, and/or penalties and interest of the Company, including any withholding Taxes.

7.2	Board of Directors.

(a)	The Board shall be comprised of four (4) members, which shall be elected by the Shareholders in accordance with the provisions of this Agreement.

(b)	CATL USA shall have the right to designate two (2) Directors (including the chairman of the Board) and MT shall have the right to designate two (2) Directors (including the vice chairman of the Board).

(c)	At least ten (10) Business Days’ written notice shall be given to each Director of any meeting of the Board unless all the Directors agree in writing to a shorter notice period. Any notice shall include an agenda of the meeting, identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers or documents to be discussed at the meeting. No amendments or additions shall be made to such agenda following such delivery without the unanimous consent of all Directors.

(d)	Any Director may participate in any meeting of the Board by telephone or video conferencing or other means by which all participants may speak and hear each other, and any Director so participating shall be deemed to be present in person at such meeting and shall confirm his/her vote in writing by email sent to all other Directors, or to the corporate secretary of the Company, with copies to the other Directors, by the end of the Business Day following the day on which the meeting takes place.

(e)	The company secretary of the Company shall be present and take minutes at each Shareholders’ meeting and Board meeting and shall keep records of all Shareholders’ or Board minutes or resolutions. Such minutes/resolutions of the Board and the Shareholder’s meeting shall be available for inspection upon reasonable request from each Shareholder and/or Director. The first company secretary of the Company shall be jointly appointed by the Shareholders, and any subsequent change of the company secretary of the Company shall be approved by the Board.

(f)	Except for the approval of any Reserved Matters as set out in items (i), (v) and (vi) under Clause 7.2(h) below, which shall require a quorum comprised of all Directors, the quorum for meetings of the Board shall be the presence of no less than three (3) Directors. No business shall be transacted at any meeting of the Board unless a quorum is present. If, within one hour from the time of the meeting specified in the notice given, such a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place and, at such adjourned meeting, the quorum shall be equal to the number of Directors present thereat (except for a quorum in respect of the approval of any Reserved Matter).

(g)	Except for the approval of any Reserved Matters as set out in items (i), (v) and (vi) under Clause 7.2(h) below, which shall always require the unanimous vote of all the Directors, the resolutions of the Board shall be approved by the vote of a majority of all the Directors; provided that the chairman shall have a casting vote if a resolution receives an equal number of votes (for the avoidance of doubt, two (2) affirmative votes including that of the chairman together with the casting vote will constitute votes of the majority of all the Directors).

(h)	For the following matters of the Company (the “Reserved Matters”), to the furthest extent permitted by Laws, resolutions shall be proposed at any General Meeting of the Company (in respect of matters set out in items (ii), (iii) and (iv) below) or any meeting of the Board of the Company (in respect of matters set out in items (i), (v) and (vi) below), and to approve such Reserved Matters, the unanimous vote of both CATL USA and MT or all Directors (for the avoidance of doubt, no casting vote of the chairman is applicable to any of the Reserved Matters (as the case may be)) shall always be required:

(i)	debt issuances or borrowings exceeding USD 5,000,000 in any single transaction or in aggregate within a fiscal year;

(ii)	amendment of the Company’s constitutional documents;

(iii)	any changes to the share capital of the Company, including to increase, reduce, sub-divide, change or cancel the issued share capital of the Company, or issue or grant any option, warrant or other right over the share capital of the Company, or issue any new shares or new class of shares in the capital of the Company;

(iv)	merger, division, dissolution of the Company;

(v)	the annual financial budget of the Company, including capital and operating expenditure; and

(vi)	any transaction between the Company and any Shareholder (including its Affiliates) in an amount exceeding USD 10,000,000 in a single transaction or in aggregate within a fiscal year.

(i)	A resolution signed in writing by all the Directors (which resolution may consist of several counterparts) shall be as valid and effective as if passed at a duly convened meeting of the Board.

7.3	Meetings of Shareholders.

(a)	At least one general Shareholders’ meeting shall be held in every fiscal year and shall be held no later than fifteen (15) months after the previous annual General Meeting and in any event within nine (9) months after the end of its financial year (except the first annual General Meeting). The Shareholders may convene an extraordinary General Meeting as they deem necessary.

(b)	In case of an annual General Meeting of the Shareholders, at least twenty-one (21) days of written notice, and in case of an extraordinary General Meeting of the Shareholders, at least fourteen (14) days of written notice shall be given to each Shareholder by the Board and/or the Company, or such longer period as may be required by Law for any specific matters, unless all Shareholders agree in writing to a shorter notice period. Any notice shall include an agenda of the meeting, identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers or documents to be discussed at the meeting.

(c)	Any Shareholders’ meeting of the Company shall be ordinarily held in Hong Kong or Ningde, Fujian Province, the PRC, but may be held in any other place with the consent of a majority of the Shareholders. Any Shareholder may participate in any meeting of the Shareholders of the Company by telephone or video conferencing or other means by which all participants may speak and hear each other, and any Shareholder so participating shall be deemed to be present in person at such meeting and shall confirm its/his/her vote in writing by email sent to the corporate secretary of the Company, with copies to the Shareholders, by the end of the Business Day following the day on which the meeting takes place.

(d)	The quorum of a Shareholders’ meeting shall be the presence of Shareholders representing a majority of the voting share capital of the Company, notwithstanding any other provision of the Articles. No business shall be transacted at any Shareholder’s meeting unless a quorum is present. Notwithstanding the foregoing, if, within one hour from the time of the meeting specified in the notice given, such a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place and, at such adjourned meeting, the quorum shall be any Shareholder(s) present thereat.

(e)	Except as otherwise required by applicable Law or the Companies Ordinance, the approval of Shareholders representing a majority of the voting share capital of the Company shall be required for the Company to sell all or substantially all of its assets.

(f)	Subject to Clause 7.2, the Shareholders’ meeting has the power to review and decide on those matters where a resolution of the Shareholders is required by the Companies Ordinance, including, at a minimum, the following matters:

(i)	amendment of the Company’s constitutional documents;

(ii)	changes to the share capital of the Company, including any creation and issuance of a new class of shares; and

(iii)	merger, division, dissolution, or conversion of the Company.

(g)	Unless otherwise required by the Companies Ordinance, the resolutions of the Shareholders shall be approved by no less than half of the voting share capital of the Company.

(h)	A Shareholder’s resolution may also be passed in writing only if: (i) such resolution has been circulated in draft form to all the Shareholders, along with all information and documents necessary to provide the Shareholders with full knowledge to make a decision in respect of such resolution; and (ii) it has been passed unanimously by all Shareholders of the Company.

7.4	Management Personnel of Company; Powers and Authorities.

(a)	The senior management of the Company comprises the CEO, the CFO, the CSO and the CTO.

(b)	The CEO will be nominated (and replaced as necessary) by CATL USA, and will have the power and authority to decide daily operation and management matters of the Company (for the avoidance of doubt, such matters mean those for which no resolution of the Shareholders or the Board will be required under this Agreement, the Articles or the Companies Ordinance, and they include matters related to the WFOE such as its operation and nomination of its director(s) and senior management), subject to the terms of this Agreement.

(c)	The hiring and firing (including the remunerations, and duties and powers thereof) of the CFO, the CSO and the CTO will be determined by the CEO, in which case MT may make recommendations of CTO candidates for the CEO’s consideration.

7.5	Director and Officer (“D&O”) Insurance.

The Shareholders agree to cause the Company to obtain and maintain, for the benefit of the Board, D&O insurance against losses, including fines, penalties, expenses, adjustment for inflation, attorney’s fees and legal costs incurred by the beneficiaries as a result of the position in the Board, under usual terms and conditions and compatible with companies of size equivalent to that of the Company. In addition, subject to applicable Law, the Company shall indemnify and hold harmless all Directors for the amount not covered by the relevant D&O policy, to the fullest extent permissible by Law, from and against all liabilities, actions, suits, proceedings, claims, defence costs and expenses suffered or incurred by or brought or made against such Director as a result of any act, matter or thing done or omitted to be done by such Director in good faith in the course of such Director being a director of the Company, except in cases of bad faith, fraud, gross negligence and wilful misconduct.

8.	INTELLECTUAL PROPERTY.

8.1	Patent Filings.

(a)	MT shall use reasonable commercial efforts to obtain issued patents from the patent applications forming part of MT’s Background Intellectual Property, or claiming priority from MT’s Background Intellectual Property, in certain countries and areas in the Territories (including, among others, reapplication if any patents application is rejected) as mutually agreed to by the Parties (with MT giving reasonable consideration to the views of CATL USA); and provided that any failure to obtain any issued patent shall not constitute a breach of this Agreement.

8.2	Intellectual Property Ownership.

(a)	The Parties each agree and acknowledge that any Intellectual Property Right developed by a Shareholder, including the employees and contractors of such Shareholder, independently or in conjunction with the Company (but not the other Shareholder) between the Effective Date and the execution date of this Agreement is solely and exclusively owned by the Shareholder that developed such Intellectual Property Right independently or in conjunction with the Company.

(b)	Except as otherwise agreed by the Shareholders, notwithstanding anything to the contrary in the License Agreement, beginning on the execution date of this Agreement, all Intellectual Property Rights related to the SRD Technologies that are (i) co-developed by (A) the Shareholders or (B) a Shareholder and the Company or (ii) developed by the Company, in each case including by their respective employees and contractors (“Co-Developed IP”), shall be the sole property of the Company and exclusively owned by the Company, free of any reserved or other rights of any kind on the part of any Shareholder, provided that in no event shall the Intellectual Property Rights (y) owned or controlled by a Shareholder or any of its Affiliates prior to the execution date of this Agreement, or (z) developed or acquired by a Shareholder or any of its Affiliates independently from this Agreement, the other Shareholder or the Company (collectively (y) and (z), as applicable to CATL USA, “CATL Background Intellectual Property”), be deemed Co-Developed IP. MT hereby grants the Company and its Subsidiaries a license to MT’s Background Intellectual Property on the terms set forth in Clauses 4.2(a)-(c) and CATL USA hereby grants to the Company and its Subsidiaries a non-exclusive, royalty-free, fully paid-up, irrevocable (subject to the termination rights set forth in Clause 19) license, sublicensable solely to Persons engaged by the Company or its Subsidiaries for such Person to provide services on behalf of and for the benefit of the Company or its Subsidiaries, to Use CATL Background Intellectual Property in the Territories (the “CATL-to-Company License”), in each case to the extent necessary for the Company to Use the Co-Developed IP. For the avoidance of doubt, in the event no CATL Background Intellectual Property exists that is necessary for the Company to Use Co-Developed IP, the CATL-to-Company License shall be null and of no effect. The Company agrees to grant and hereby grants to MT a perpetual, non-exclusive, irrevocable (except as set forth in Clause 19) worldwide license to Co-Developed IP (i) on a royalty-free, fully paid-up basis solely for the purpose of improving SRD Technologies and (ii) on a royalty-bearing basis (such royalty to be negotiated in good faith between the Company and MT) to otherwise Use, implement or exploit the Co-Developed IP. Solely to the extent necessary for MT to Use, implement or exploit the Co-Developed IP pursuant to the license granted to MT in the immediately preceding sentence, CATL USA agrees to grant and hereby grants to MT a perpetual, royalty-free, fully paid-up, non-exclusive, irrevocable (except as set forth in Clause 19) worldwide license to the CATL Background IP (collectively, the “CATL-to-MT License”). For the avoidance of doubt, in the event no CATL Background Intellectual Property exists that is necessary for MT to Use, implement or exploit Co-Developed IP, the CATL-to-MT License shall be null and of no effect.

(c)	Subject to MT’s license under Clause 8.2(b), each Shareholder hereby agrees to assign, convey and transfer, free of charge, all title, rights and interests it may have in the Co-Developed IP to the Company. For such purpose, (i) the Company will enter into proprietary information and inventors agreements, in such form and substance as CATL USA and MT mutually agree, with each employee of the Company or any of its Subsidiaries, or any Person that provides services to the Company or any of its Subsidiaries, under which they shall agree to assign all right, title and interest in Intellectual Property Rights developed for the Company, including Co-Developed IP to the Company, and (ii) each Shareholder shall cause its employees to sign proprietary information and inventors agreements to such Shareholder, and in turn such Shareholder assigns its rights in the Co-Developed IP to the Company pursuant to this Clause 8.2(c). The Company shall not assign, transfer or sublicense the Co-Developed IP to any third party except by virtue of a non-exclusive license for the purpose of outsourcing any activities for the Commercialization of SRD Technologies in the Territories or as both Shareholders mutually agree in writing.

(d)	Intellectual Property Rights other than those specifically granted in this Agreement are reserved by the owner of such Intellectual Property Rights for its own use and benefit. Except as expressly provided herein, nothing in this Agreement is intended to restrict any Intellectual Property Right owned, licensed, or controlled by any Party hereto or to grant any rights or license, express or implied, to any other Parties in or to any Intellectual Property Rights owned, licensed, or controlled by such Party.

8.3	MT Warranties.

(a)	MT hereby represents and warrants to CATL USA that each of the following shall be true, correct and complete:

(i)	MT has sufficient title, ownership and/or license right of all MT’s Background Intellectual Property necessary for the Commercialization of the SRD Technologies in the Territories. As of the execution date of this Agreement, to the knowledge of MT, neither MT nor any of its Affiliates is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the manufacture, license, use and sale of MT’s Background Intellectual Property in the SRD Products does not and will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including patents issuing on patent applications filed as of the execution date of this Agreement), violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any applicable Laws. Without limiting the generality of the foregoing, as of the execution date of this Agreement and related to MT’s Background Intellectual Property as applied to SRD Technologies: (i) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against MT or any of its Affiliates or, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by MT or its Affiliates with respect to such claim or legal proceeding; and (ii) neither MT nor any of its Affiliates has received any written notice or other communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person or (B) inviting MT or any of its Affiliates to license the Intellectual Property Right of another Person.

(b)	MT shall take all steps reasonably within its control to ensure that the license of SRD Technologies granted to it, the Company and the Company’s Subsidiaries pursuant to the License Agreement will remain valid, effective and enforceable so long as the Company (including its relevant Subsidiaries) and MT remain in existence. In furtherance of the foregoing, MT shall, for so long as the Company (including its relevant Subsidiaries) remains in existence, not revise, amend or alter, waive or terminate (or permit the revision, amendment or alteration, waiver or termination of) the License Agreement to the extent such revision, amendment or alteration, waiver or termination would result in the license of SRD Technologies granted to the Company and the Company’s Subsidiaries pursuant to the License Agreement being rendered invalid, ineffective or unenforceable.

(c)	If the license under the License Agreement (including the license to the Company or the WFOE) is terminated other than by its natural term, MT will use its best efforts to provide a solution with respect to the replacement of then licensed Intellectual Property Rights in the SRD Technologies under the License Agreement to the reasonable satisfaction of CATL USA within sixty (60) days following the receipt of a notice of default or termination (whichever is earlier) from Battelle Memorial Institute under the License Agreement.

8.4	Other Covenants.

(a)	If, after the execution date of this Agreement, MT obtains the right to provide to the Company and its Subsidiaries improved components, compositions or products that incorporate or are manufactured using Excluded Rights or Services, which components, compositions and products may be useful to the Company and its Subsidiaries in Commercializing the SRD Technologies in the Territories, MT shall, upon written request of the Company or CATL USA, use its commercially reasonable efforts to provide to the Company such improved components, compositions and products, subject to compliance with all applicable Laws and subject to remuneration: (i) to be determined by MT and the Company on an arm’s-length basis acting in good faith; (ii) that enables the Company to offer SRD Product to its customers at a competitive price; and (iii) that is no less favorable to the Company than the remuneration paid to MT by like-situated third parties, taking into account all applicable circumstances. Notwithstanding anything to the contrary in this Agreement, MT shall not be obligated to provide to the Company or CATL USA any Excluded Rights or Services.

(b)	If, after the execution date of this Agreement, MT obtains the right to Use, but not to license or sublicense, Intellectual Property Rights that may be useful to the Company and its Subsidiaries in Commercializing the SRD Technologies in the Territories, MT shall, upon written request of the Company or CATL USA, use its commercially reasonable efforts to facilitate discussions between the Company and the relevant third-party to assist the Company in obtaining a license or sublicense to Use such Intellectual Property Rights. For the avoidance of doubt, the Company shall be solely responsible for any payment required in connection with obtaining a license or sublicense for the Company to Use such Intellectual Property Rights in connection with Commercializing the SRD Technologies in the Territories.

9.	COMPANY FINANCE, DISTRIBUTIONS AND FUNDING.

9.1	Accounting System.

(a)	The Company shall establish an accounting system and procedures in accordance with HK GAAP. The accounting system and procedures shall be approved by the Board.

(b)	The Company shall prepare financial statements and deliver the same to the Shareholders in accordance with Clause 10.2.

(c)	The official currency used by the Company for book-keeping shall be HK Dollars. The Company shall use HK Dollars in its financial accounting records. Cash, bank deposits, foreign currency loans as well as creditors’ rights, debts, income and expenses, which are denominated in currencies different from the unit of account shall be recorded in the currency of actual receipt and payment. Treatment of exchange gains and losses arising from exchange rate differences shall accord with the accounting treatment as required by applicable Laws of Hong Kong.

9.2	Dividends Policy.

(a)	It shall be the Company’s policy to declare and pay dividends as and when the Company has net profits. The Shareholders shall cause the Board to declare and pay dividends of the Company to the Shareholders in accordance with the Laws of Hong Kong, provided that (i) the Company has net profits and/or accumulated profits distributable to the Shareholders, and the Company does not have to incur any debt to pay the dividends to the Shareholders, (ii) the Company shall have retained sufficient funds to satisfy capital expenditure and operational cost needs of the Company and/or its Subsidiaries, and (iii) such distribution will not adversely affect the operation of the Company in any other aspects. The Shareholders agree to approve the said recommendation by the Board in a timely manner.

(b)	Subject to Clause 9.2(c), as long as both Shareholders have contributed 50% of the Share Capital required to be contributed by them under this Agreement, the net profit distributions shall be made to the Shareholders in proportion to their respective percentages as listed below:

(i)	CATL USA: 50%

(ii)	MT: 50%

(c)	Notwithstanding anything contained in Clause 9.2(b),

(i)	if MT does not further contribute its prorated capital beyond its Initial Capital Contribution, then its percentage of net profits will be adjusted linearly to a minimum of 25%, and CATL USA is entitled to receive all remaining net profits; and

(ii)	without prejudice to anything provided in item (i), any distribution of net profits shall be adjusted such that CATL USA receives 60% and MT receives 40% of all net profits generated by the Company, the WFOE and each Subsidiary from sales in the PRC.

For the purpose of this Clause 9.2(c), in respect of any net profit CATL USA is entitled to receive in excess of that in proportion to its shareholder percentage, MT hereby authorizes the Company to pay such excess to CATL USA as dividends, and shall cause the Directors designated by it to approve the Board resolution with respect to the recommendation of such dividends, and in its capacity as a Shareholder approve such recommendation by the Board.

10.	INFORMATION RIGHTS OF SHAREHOLDERS.

10.1	Access.

(a)	Each Shareholder (and their respective appointed professional parties), in respect of itself and each of its Subsidiaries, shall have the right to: (i) access, inspect and examine the books, accounting records, corporate, financial, tax and other records, reports, contracts and commitments of the Company and each of its Subsidiaries as permitted by applicable Laws; (ii) access all of the Company’s and its Subsidiaries’ properties and assets during normal business hours after reasonable notice; and (iii) require the Company to engage an audit company to perform an audit of the Company and its Subsidiaries for their year-end financial results at the cost of such Shareholder, in accordance with applicable Laws; provided, however, that, in both cases of (i) and (ii), any inspection and access by a Shareholder or any of its representatives will be made without material intervention of the normal operation of the Company, and that no more than one such inspection and access will be requested by each Shareholder during each half calendar year.

The Company may require a customary confidentiality agreement to be executed and delivered by a Shareholder as part of any exercise of rights under this Clause 10.1(a).

(b)	The annual business plan of the Company shall be presented by the CEO to the Board at least fifteen (15) days before the commencement of the concerned Fiscal Year.

10.2	Reports and Records.

Each Shareholder shall receive, and the Company shall, for so long as CATL USA or MT shall hold any share in the Company, provide to such Shareholder, in English, the following information (in respect to the Company and to the extent relevant, the WFOE and each of its Subsidiaries):

(a)	copies of quarterly consolidated unaudited financial statements (comprising balance sheet and income statement) within thirty (30) days of the end of each calendar quarter;

(b)	copies of annual consolidated unaudited financial statements (comprising balance sheet and income statement) within thirty (30) days of the end of each fiscal year;

(c)	copies of annual audited financial statements within ninety (90) days of the end of each fiscal year;

(d)	the information relating to the Shareholder’s Tax liability arising out of the Company, including any information reasonably necessary (i) to determine whether the Company, the WFOE and each of its Subsidiaries is a “passive foreign investment corporation” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and, if so, make a “qualified electing fund” election (within the meaning of Section 1295 of the Code); (ii) to determine whether the Company, the WFOE and each of its Subsidiaries is a “controlled foreign corporation” within the meaning of Section 957 of the Code; and (iii) for the Shareholders to comply with any and all Tax reporting obligations; and

(e)	other information as permitted under Hong Kong Law (including those rights enumerated in various Companies Ordinances) and applicable U.S. Law.

10.3	Auditors.

The Shareholders agree that the statutory auditors of the Company shall be selected from a group of reputable international accounting firms or other such accounting firm registered in Hong Kong as the Shareholders may deem appropriate. The results of the auditor’s examination and the audited annual accounts shall be submitted by the Company to the Shareholders within ninety (90) Business Days after the end of each Fiscal Year.

11.	TRANSFERS OF SHARES.

11.1	Restriction on Transfer of Securities.

No Shareholder may Transfer its Securities in the Company without the prior consent of the other Shareholder.

11.2	Void Transfers.

Each Shareholder hereby agrees and acknowledges that any Transfer of Securities that is not in compliance with the terms of this Agreement shall be deemed null and void. Upon the occurrence of such Transfer, the defaulting Shareholder shall be required to undertake all actions necessary to ensure that, within five (5) Business Days of the occurrence of such noncompliant Transfer, the Transfer is revoked and title and all beneficial interest to the transferred Securities is restored as it existed prior to such non-compliant Transfer.

12.	REPRESENTATIONS, COVENANTS AND UNDERTAKINGS.

12.1	Each Party represents and warrants, in respect of itself, to the other Parties that:

(a)	if it is an entity, it is duly incorporated and organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b)	it has the full power and authority to enter into and to perform its obligations under this Agreement, which, when executed, will constitute valid and binding obligations on it/him/her, enforceable in accordance with its terms;

(c)	the entry into and delivery of, and the performance by it of this Agreement, will not conflict with or result in any breach under any applicable Law or any order, writ, injunction or decree of any court or Governmental Authority or of any provision of its articles of association, where applicable, or any agreement, arrangement or understanding to which it is a party or by which it or any of its assets is bound or otherwise result in any claim by a third party against the Shareholders or the Company;

(d)	there is no litigation pending or, to the best of its knowledge, threatened against it which questions the validity or enforceability of this Agreement or any of the transactions contemplated herein; and

(e)	it has not entered into any memorandum of understanding, letter of intent, side letters or any other form of written arrangements/agreements, with any Shareholder(s) or with the Company and/or any Shareholder, other than the Term Sheet, the Original Agreement, this Agreement and the Articles, in relation to any investment into the Company, subscription or purchase of any Securities of the Company, the governance, operations and management of the Company, or any other matter referenced under this Agreement and the Articles.

12.2	The Shareholders shall not authorize, and shall procure that no Relevant Person authorises, the Company, the WFOE, each Subsidiary or any Relevant Person to, take any action, directly or indirectly, that would result in a violation of or has violated any Anti-bribery/Anti-corruption Laws. Such representations include using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any Foreign Public Official or private entity from corporate funds, or permitting any Relevant Person to offer, pay, promise to pay, or authorize the payment of any money, or offering, giving, promising to give, or authorizing the giving of anything of value, to any Foreign Public Official or private entity or to any person under circumstances where such Relevant Person knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly for the purpose of:

(a)	influencing any act or decision of such Foreign Public Official or private actor in his official capacity;

(b)	inducing such Foreign Public Official or private actor to do or omit to do any act in relation to his lawful duty;

(c)	securing any improper advantage; or

(d)	inducing such Foreign Public Official or private actor to influence or affect any act or decision of any government entity or private entity;

in order to assist the Company, the WFOE or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to the Company, the WFOE or any of its Subsidiaries or in connection with receiving any approval of the transactions contemplated herein, nor shall any Relevant Person accept anything of value for any of the purposes listed in the above provisions of this clause.

12.3	Each Shareholder shall take all steps within its control to procure that the operations of the Company, the WFOE and each Subsidiary, and any Relevant Person shall be conducted at all times in compliance with all applicable Laws.

12.4	The Parties represent that they have and will continue to comply with, and will cause the Company, the WFOE and each Subsidiary to comply with, U.S. export controls Laws and regulations including the Export Administration Regulations administered by the Department of Commerce’s Bureau of Industry and Security, and the International Traffic in Arms Regulations as administered by the Department of State’s Directorate of Defense Trade Controls. The Parties represent that they have and will continue to comply with, and will cause the Company, the WFOE and each Subsidiary to comply with, U.S. sanctions regulations and no Party will cause the other Parties, the WFOE or any Subsidiary to violate the sanctions compliance obligations that apply to each other.

12.5	The Company represents that it will comply, and each Shareholder represents that it will comply, and it will cause the Company, the WFOE and each Subsidiary to comply, with the terms and conditions of the License Agreement.

12.6	The Company represents that it will comply, and each Shareholder represents that it will cause the Company, the WFOE and each Subsidiary to comply, with all U.S. legal requirements applicable to manufacturing products relating to MT’s Background Intellectual Property.

13.	NON-COMPETITION.

13.1	MT undertakes that CATL USA is MT’s exclusive partner in the Territories for Commercializing the SRD Technologies (including the Co-Developed IP). Without limiting anything contained in Clause 13.2, MT will not, directly or indirectly, undertake or enable or collaborate with any third party to Commercialize the SRD Technologies (including the Co-Developed IP) in the Territories.

13.2	Except as set forth in Clause 13.3, the Company and its Subsidiaries (including the WFOE) are the exclusive entities through which either Shareholder may engage in the business of Commercialization of the SRD Technologies (including the Co-Developed IP) in the Territories. In such case, so long as it holds any Securities in the Company, each of MT and CATL USA shall not (and they shall procure that their respective Controlled Affiliates do not), directly or indirectly:

(a)	engage in any business in the Territories in connection with Commercializing the SRD Technologies and manufacturing of any products using or incorporating, in whole or in part, the SRD Technologies (in each case, including Co-Developed IP); or

(b)	grant to any third-party any license or sub-license on any Intellectual Property Rights in connection with the SRD Technologies (including the Co-Developed IP) or any products of the Company and its Affiliates in the Territories or permit any of their respective Controlled Affiliates to do the same.

13.3	Notwithstanding anything to the contrary in this Agreement, (a) MT, its Affiliates and/or its other licensees may source or manufacture components of SRD Products or receive related support or services in the Territories provided that the Commercialization, marketing and sale of the resulting SRD Product is directed to customers outside of the Territories and (b) the Company may source or manufacture components of SRD Products or receive related support or services outside the Territories provided that the Commercialization, marketing and sale of the resulting SRD Product is directed to customers inside the Territories.

14.	CONFIDENTIALITY.

14.1	This Agreement, its existence and all information exchanged between the Parties specifically under this Agreement are confidential to them and shall not be disclosed to any third Person by any Party, other than disclosure to such Party’s clients, directors, officers, partners, employees, agents, advisors, accountants, lawyers or representatives responsible for matters relating to the Company or to any other Person approved in writing by the Board (acting unanimously). The Parties shall hold in confidence, not use or disclose to any third Person, and take all necessary precautions to secure any confidential information of the other Parties. Disclosure of such information shall be restricted, on a need-to-know basis, solely to the recipient’s own and its Affiliates’ employees, agents, consultants and representatives, who have been advised of their obligation with respect to such confidential information; provided, however, that any information may be shared by any recipient with its shareholders and/or investors and/or potential transferees of its Securities in the Company. Notwithstanding anything to the contrary, in no event shall CATL USA, the Company or the Company’s Subsidiaries (a) access, obtain or seek to access or obtain any trade secrets, know-how or other confidential, proprietary or competitively sensitive information of MT (excluding, for the avoidance of doubt, any such information that MT is obligated to provide to CATL USA, the Company or the Company’s Subsidiaries under this Agreement) or (b) reverse engineer or seek to reverse engineer any SRD Product or any component thereof.

14.2	The obligations of confidentiality do not extend to information which:

(a)	is disclosed with the prior written consent of the Party who supplied the information;

(b)	is, as on the date of disclosure, lawfully in the possession of the recipient of the information through sources other than the Party who supplied the information except where the source has this information as a result of a breach of a confidentiality obligation;

(c)	is required to be disclosed pursuant to any existing license or contractual requirement or Law, or in connection with any necessary or desirable intimation to any Governmental Authority;

(d)	is required to be disclosed pursuant to judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement, after giving prior notice to the other Party;

(e)	is generally and publicly available, other than as a result of breach of confidentiality by a Party to this Agreement; or

(f)	is required to be disclosed by any Shareholder to an Affiliate of such Shareholder or an advisor or consultant of such Shareholder requiring to receive such information as a part of its commercial relationship with the relevant Shareholder and provided such recipient is bound to a confidentiality undertaking similar to this clause.

14.3	The Parties agree to abide by these obligations of confidentiality during the term of this Agreement or for so long as the Company continues to exist, and for a period of ten (10) years thereafter.

15.	INDEMNIFICATION.

15.1	Each of MT and CATL USA (each, an “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and its respective shareholders, members, affiliates, directors, officers, employees, successors and assigns (each, an “Indemnified Party”) from and against any and all losses, damages, claims or costs incurred by such Indemnified Party arising out of, relating to or in connection with: (i) any breach or inaccuracy of any representations or warranties made by such Indemnifying Party hereunder; (ii) any breach of any covenant or obligation made by such indemnifying Party hereunder, including Clause 13; (iii) any breach by such Indemnifying Party of or regarding the license of SRD Technologies; or (iv) any breach by such Indemnifying Party of the License Agreement.

15.2	No Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, diminution in value, business interruption, loss of future revenue, loss of profits or income, or loss of business reputation or opportunity, except in respect of (i) any fraud or willful misconduct by such Party; (ii) any breach of the terms or conditions of the License Agreement by such Party, and any termination of the License Agreement caused by such breach; or (iii) any claim by a third party that is not an Indemnified Party of CATL USA or MT.

16.	NOTICES.

16.1	All notices, requests, waivers and other communications made pursuant to this Agreement shall be made in accordance with the information detailed on Schedule 2, and shall be deemed given when so delivered by hand, or if sent by email or facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service.

17.	DISPUTES.

17.1	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the SIAC commercial arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Singapore. The number of arbitrators shall be three and the arbitrators shall be appointed according to such rules. The arbitration proceedings shall be conducted in English. Nothing in this Section 17.1 shall be construed as preventing any Party from seeking an injunction or similar relief in any court of competent jurisdiction.

18.	GOVERNING LAW AND THIRD-PARTY RIGHTS.

18.1	This Agreement, and the documents to be entered into pursuant to it, shall be governed by and be construed in accordance with the Laws of Hong Kong except for matters related to Intellectual Property Rights, which shall be governed by and be construed in accordance with the Laws of the country in which such Intellectual Property Right is registered, or if not registered then the country in which such Intellectual Property Right is developed.

18.2	A person who is not a party to this Agreement has no rights to enforce or to enjoy the benefit of any term of this Agreement.

19.	TERM AND TERMINATION.

19.1	This Agreement shall be effective from the Effective Date, and the duration of the Company shall be indefinite, subject to termination in accordance with the terms of this Agreement.

19.2	At any time after the Effective Date, this Agreement may be terminated by mutual consent of all Shareholders in writing.

19.3	This Agreement shall terminate automatically without notice with respect to a Shareholder on the date upon which such Shareholder, after becoming a Shareholder, ceases to hold any Shares.

19.4	This Agreement shall terminate upon the occurrence of the listing of the Shares of the Company on a recognised stock exchange or as a result of the liquidation of the Company (upon full completion of its liquidation).

19.5	CATL USA shall be entitled to terminate this Agreement with a written notice to MT in the event that (a) the License Agreement is terminated, where such termination is attributable to the default of MT under the License Agreement and has a material adverse effect on the normal operation of the Company or the WFOE (including, among others, the manufacturing and sales of SRD Technology-related products), or (b) MT is in material breach of any covenant or obligation hereunder and fails to cure such breach (if curable) within ten (10) Business Days following a written notice of cure from CATL USA.

19.6	MT shall be entitled to terminate this Agreement with a written notice to CATL USA in the event that (a) the License Agreement is terminated, where such termination is attributable to the default of the Company, the WFOE or any other sublicensee under the License Agreement and has a material adverse effect on the normal operation of MT (including, among others, the manufacturing and sales of related products), or (b) CATL USA is in material breach of any covenant or obligation hereunder and fails to cure such breach (if curable) within ten (10) Business Days following a written notice of cure from MT.

19.7	If this Agreement is terminated, the Company shall be liquidated, in which case, (i) if the Agreement is terminated under Clause 19.5, CATL USA shall have a liquidation preference in an amount equivalent to its equity investment then already made in the Company and the WFOE (if applicable) or (ii) if the Agreement is terminated under Clause 19.6, MT shall have a liquidation preference in an amount equivalent to its equity investment then already made in the Company and the WFOE (if applicable). For avoidance of doubt, following a Shareholder’s receipt of an amount equal to its equity investment pursuant to its liquidation preference under this clause, any remaining Company assets will be distributed to the other Shareholder until it receives an amount equal to its equity investment and, thereafter, any remaining Company assets will be distributed to the Shareholders in accordance with their respective percentages of net profits.

19.8	In the event of termination of this Agreement for any reason the provisions of Clause 12 (Representations, Covenants and Undertakings), Clause 13 (Non-competition), Clause 14 (Confidentiality), Clause 16 (Notices), Clause 17 (Disputes), Clause 18 (Governing Law), Clause 19 (Term and Termination) and Clause 20 (Miscellaneous) shall survive the termination of this Agreement for any reason; provided, however, that such termination shall, unless otherwise agreed upon by the Shareholders, be without prejudice to the rights of any Shareholder in respect of a breach by the other Shareholder of this Agreement that has occurred prior to termination of the Agreement.

19.9	Upon any termination of this Agreement (for any reason): (a) all licenses granted to the Company, the WFOE and any Subsidiaries or other sublicensees (i) under the License Agreement or by MT shall terminate and revert to MT, subject to the License Agreement and all rights reserved by the U.S. Government therein, and (ii) under the CATL-to-Company License, if any, shall terminate and CATL Background Intellectual Property shall revert to CATL USA, as applicable, and (b) all rights in Intellectual Property Rights owned by the Company as of the termination (the “CAMT Foreground IP”) shall be solely owned by MT with a perpetual, royalty-free, fully paid-up, non-exclusive, irrevocable license to CATL USA to Use any registered Intellectual Property Rights constituting CAMT Foreground IP at the time of the termination of the Agreement in the Territories.

20.	MISCELLANEOUS.

20.1	Related Party Transactions.

Unless otherwise agreed by the other Shareholder, any transaction between the Company and any of the Shareholders (including its Affiliates) shall be negotiated and made on an arm’s-length basis, at market terms and shall be approved in advance by the Shareholders in accordance with this Agreement.

20.2	Expenses.

Each of CATL USA and MT shall bear its own expenses incurred with the preparation, negotiation and signature of this Agreement and any of the other documents or instruments mentioned herein.

20.3	Liabilities of Shareholders.

Notwithstanding anything to the contrary contained in this Agreement, each Shareholder shall be severally liable for its obligations specified in this Agreement and, unless specifically provided for herein, breach of any provision of this Agreement by one Shareholder shall not be deemed to be a breach by all Shareholders.

20.4	Counterparts.

The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it and all of which together constitute one Agreement. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

20.5	Amendments.

This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

20.6	Waiver.

No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty or noncompliance with any covenant, Agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any prior, concurrent or subsequent breach of that or any other provision hereof.

20.7	Severability.

Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way and the Parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

20.8	Specific Performance.

This Parties shall be entitled to enforce their respective rights under any provision of this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law. The Parties agree that they will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any breach of this Agreement and the remedies under Law in respect of such breach will be inadequate. The Parties therefore agree that each Party shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party(ies) from committing any breach of this Agreement or to enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies such Party may have at Law or in equity.

20.9	Assignment.

20.9.1	No Shareholder may assign or Transfer, or purport to assign or Transfer, any of its rights or obligations under this Agreement without the prior written consent of the other Shareholder(s), except to a transferee of Shares in the event of any Transfer made in compliance with or permitted under this Agreement. All permitted Transfers of Securities shall be subject to the transferee executing a Deed of Adherence and delivering a copy thereof to the Company.

20.9.2	This Agreement, including the rights and conditions contained herein in connection with the Securities, shall be binding upon the Parties, together with their respective executors, administrators, successors, personal representatives, heirs and assigns permitted under this Agreement, as applicable.

20.10	Entire Agreement.

This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement) constitutes the entire Agreement among the Parties for the subject matter of this Agreement and, upon the effectiveness of this Agreement, supersedes and preempts any prior understandings, agreements, including the Original Agreement, or representations by or among the Parties or any of them, written or oral, related to the subject matter of this Agreement in any way (collectively, the “Prior Agreements”). In the event of any conflict between the provisions of this Agreement and those of any Prior Agreement, the provisions of this Agreement shall control and such Prior Agreement shall be deemed unenforceable.

20.11	No Agency.

None of the Parties shall have any right, power or authority to enter into any Agreement for or on behalf of or incur any obligation or liability of or to otherwise bind, the other Parties except as specifically provided by this Agreement. Nothing in this Agreement shall be interpreted or construed to create an association or partnership between the Parties, deem them to be persons acting in concert or to impose any liability attributable to such relationship upon any of the Parties or to constitute any Party as the agent of any of the other Parties for any purpose.

20.12	Further Assurances.

Each Party shall, at any time and from time to time upon the written request of any other Party, promptly and duly execute and deliver all such further instruments and documents, and do or procure to be done all such acts or things, as such other Party may reasonably deem necessary or desirable in obtaining the full benefits of this Agreement and of the rights herein granted.

20.13	Time.

Any date or period as set out in any clause of this Agreement may be extended with the written consent of the Parties failing which, time shall be of the essence.

20.14	Independent Rights.

Save as otherwise stated, each of the rights of the Parties hereto under this Agreement is independent, cumulative and without prejudice to all other rights available to them and, except if stated otherwise, the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

20.15	Non-Exclusive Remedies.

Except if stated otherwise, the rights and remedies herein provided are cumulative and none is exclusive of any other or of any rights or remedies that any Party may otherwise have at Law or in equity.

20.16	Subsidiaries.

The provisions of this Agreement shall be binding on the Company and all of its Subsidiaries, and the Shareholders shall guide, and cause the Company and its management to guide, all the decisions of the Company and all of its Subsidiaries in accordance with the rights and obligations set forth in this Agreement, regarding each Subsidiary.

20.17	Short Form Agreement.

The Parties will, at the request of CATL for the purpose of making application with respect to PRC Approvals, enter into short form agreements for the transaction contemplated herein, which agreement will be written in Chinese. In the event of any conflict or inconsistency between such short form agreement and the Transaction Documents, the Transaction Documents shall prevail.

20.18	No Conflict.

The Parties agree that if any provisions of the Articles at any time conflict with any provisions of this Agreement or any other Transaction Documents, then the Articles shall be promptly amended to the extent necessary and to the extent permitted under applicable Laws to give effect to the provisions of this Agreement and all the other Transaction Documents and in order to ensure that the provisions of the Agreement and all the other Transaction Documents shall prevail. Each Shareholder undertakes to the other not to pass any resolutions to approve, authorise and/or ratify any amendment of the Articles which would be contrary to this Agreement or any other Transaction Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Montana Technologies LLC

By:	/s/ Matt Jore
Name:	Matt Jore
Title:	Managing Member

CATL US INC.

By:	/s/ Li XiaoNing
Name:	Li XiaoNing
Title:	Director

CAMT CLIMATE SOLUTIONS LTD.

By:	/s/ Jian Wang
Name:	Jian Wang
Title:	Director

[Signature page to Amended and Restated Joint Venture Agreement]